UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 9, 2011

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center
300 Connell Drive, 5th Floor
Berkeley Heights, New Jersey 07922
(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2011, Authentidate Holding Corp. (the “Registrant”) entered into a definitive Share Purchase Agreement (the “Purchase Agreement”) with Exceet Group, AG, a Swiss corporation (“Purchaser”), which provides for the sale of all of the shares of capital stock of the Registrant’s wholly-owned subsidiary, Authentidate International AG (“Authentidate International”), to the Purchaser. The Purchase Agreement provides for the sale and transfer of all of the capital stock of Authentidate International to Purchaser for a purchase price of $1,433,000. In addition, the Purchaser also agreed to acquire certain claims of the Registrant regarding its interest in Authentidate International in consideration of the payment of €70,000 and to assume the net liabilities of Authentidate International. The closing is scheduled for April 1, 2011.

In accordance with the Purchase Agreement, the Registrant and Authentidate International also entered into two license agreements relating to certain of their intellectual property rights. Pursuant to a Trademark License Agreement, the Registrant will grant Authentidate International a license to use the “Authentidate” trademark in the field of use defined in the Trademark License Agreement and only in the territory consisting of the European Economic Area and a limited number of other countries. In addition, pursuant to a separate Intellectual Property License Agreement, Authentidate International granted the Registrant a license to utilize patent, software and certain other intellectual property rights in the Registrant’s products and services. Both license agreements will only be effective upon the closing of the transaction.

Further, in connection with the foregoing, the Registrant agreed to provide the Chief Executive Officer of Authentidate International a bonus payment equal to 5% of the net sale price received by the Registrant in consideration of his efforts in connection with the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/s/ O’Connell Benjamin
Name: O’Connell Benjamin
Title: President
Date: March 15, 2011

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